EXHIBIT 99.1

Femcare Ltd Acquires Orion Medical Supplies Ltd in the UK

Contact:  Brian Koopman                                                                  August 31, 2026

Salt Lake City, Utah – Femcare Ltd. (“Femcare”), a wholly-owned subsidiary of Utah Medical Products, Inc. (Nasdaq: UTMD), announces that it has purchased all of the common shares of Orion Medical Supplies Ltd (“ORION”) of the United Kingdom.

ORION is a niche assembler and distributor, primarily in the UK and Europe, of Harm Reduction medical devices. Harm Reduction refers to programs and practices that aim to minimize negative health, social and legal impacts associated with drug use, drug policies and drug laws. ORION’s kits incorporate devices that are designed to reduce the spread of blood borne infections, harmful drug litter and overdose injuries and deaths, along with negative social impacts on, or caused by, drugs users.

As a private UK company since 2008, ORION developed specialized products designed to eliminate blood borne viruses and infections in a high-risk population which is not expected to decline. The former owners decided to retire.

Although the devices are not synergistic from a medical use perspective with UTMD’s other devices, they are well-accepted by the NHS and by other European country organizations where Femcare and UTMD distribute other proprietary medical devices.

The main benefit of the acquisition is accretion in financial results. ORION will provide a well-established and stable revenue stream, which should add about $6 million to UTMD’s current consolidated annual sales, which also have potential to expand geographically. But the main financial benefit will be taking advantage of existing Femcare infrastructure and resources, which will substantially dilute overhead expenses as a percentage of UK sales. The purchase price was £3.6 million paid from cash reserves. The ORION business operations will be moved into Femcare’s existing facilities in Romsey as soon as practical after a transition period.

According to Kevin Cornwell, UTMD CEO, “This is the kind of acquisition that makes sense for UTMD:  a stable, profitable and affordable business with well-accepted products, in a specialized market niche with some growth potential, where distribution to customers can be leveraged.”

Investors are cautioned that actual results may differ from those projected in any of the Company’s forward-looking statements.  Risk factors that could cause results to differ materially from those projected in any forward-looking statements have been outlined in UTMD’s public disclosure filings with the SEC.  Additional risk factors associated with the acquisition of Orion Medical Supplies Ltd will be outlined in the UTMD SEC 10-Q for the third quarter of 2026 which will be filed by October 15.  For more information about Femcare Ltd., please visit Femcare’s website at www.femcare.co.UK.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.